Exhibit 99.1
News Release

IGT Announces Senior Leadership Changes

(Las Vegas – June 30, 2010) - International Game Technology (NYSE: IGT) announced today that Rich Schneider, senior vice president of Network Systems, will leave effective immediately to seek an opportunity outside the Company. A search for his replacement is underway.

"Rich has accomplished a great deal over the past seven years since joining IGT with the most recent example being the flawless execution of IGT's sbX™ at ARIA at CityCenter in Las Vegas," said Eric Tom, IGT chief operating officer. "Additionally, Rich has brought tremendous stability to IGT Advantage® casino management system in its current versions. In the past year, IGT has aggressively upgraded 65 percent of its Advantage customer base to its updated, market-leading platform version. International adoption of sbX™ continues, as well, with more than 13 installs worldwide and more on the way. We thank Rich for his many contributions to the Company and to our customers.”

Schneider, 52, joined IGT In 2003 when the Company acquired Acres Gaming, Inc. where he served as president and chief operating officer and other management positions from 1997 to 2003.

IGT also announced today that Chris Satchell, CTO, has expanded his responsibilities to include the leadership of Research and Development for the Company. As chief technology officer and executive vice president of Research and Development, Satchell will help lead the Company’s effort to continue to develop ground-breaking and innovative products for the gaming industry.

About IGT

International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Contact:

Jaclyn March
IGT Public Relations
775-448-8377
Jaclyn.March@IGT.com

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